For more information contact:	Analysts - Beth Baum or Denise Merle (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	31 percent increase in fourth quarter earnings from continuing operations before special items compared with prior year

•	2014 included divestiture of homebuilding business, 32 percent increase in common dividend, and repurchase of over $200 million of common shares

FEDERAL WAY, Wash. (Jan 30, 2015) - Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings attributable to common shareholders of $166 million, or 31 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $43 million, or 7 cents per diluted share, on net sales of $1.8 billion from continuing operations for the same period last year.

Earnings for the fourth quarter of 2014 include net after-tax gains of $21 million from special items. Excluding these items, the company reported net earnings of $145 million, or 27 cents per diluted share. This compares with net earnings from continuing operations before special items of $111 million, or 19 cents per diluted share for the same period last year.

For the full year 2014, Weyerhaeuser reported net earnings attributable to common shareholders of $1.8 billion, or $3.18 per diluted share, on net sales from continuing operations of $7.4 billion. This compares with net earnings of $540 million, or 95 cents per diluted share, on net sales from continuing operations of $7.3 billion for the same period last year.

Full year 2014 includes after-tax earnings of $998 million from discontinued operations related to the divestiture of Weyerhaeuser Real Estate Company and $84 million from special items. Excluding these items, the company reported net earnings of $700 million, or $1.25 per diluted share. This compares with net earnings from continuing operations before special items of $572 million, or 99 cents per diluted share, for the full year 2013.

"In 2014, we demonstrated our commitment to driving shareholder value,” said Doyle Simons, president and chief executive officer. “During the year, we divested our homebuilding business to become a focused forest products company, achieved our 2014 operational excellence targets and made significant progress on our multi-year initiatives, and improved earnings from continuing operations by more than 20 percent compared with 2013. In addition, we increased our dividend by 32 percent and completed nearly 30 percent of a newly authorized $700 million share repurchase program. For 2015, we remain relentlessly focused on driving operational excellence to fully capitalize on our improving markets and delivering value to our shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	3Q	4Q	4Q	Full Year
(millions, except per share data)	2014	2014	2013	2014	2013
Net sales from continuing operations	$1,915	$1,788	$1,768	$7,403	$7,254

Net earnings attributable to common shareholders(1)	$1,153	$166	$43	$1,782	$540
Weighted average shares outstanding, diluted(2)	536	529	589	561	571
Earnings per diluted share	$2.15	$0.31	$0.07	$3.18	$0.95
Earnings per diluted share from continuing operations	$0.35	$0.31	$0.01	$1.40	$0.82

Net earnings from continuing operations before special items(3)	$178	$145	$111	$700	$572
Earnings per diluted share from continuing operations before special items	$0.33	$0.27	$0.19	$1.25	$0.99

Net change in cash and cash equivalents(4)	$775	($40)	($68)	$750	($63)
Cash and cash equivalents at end of period(4)	$1,620	$1,580	$830	$1,580	$830

(1) Includes net earnings from discontinued operations.
(2) Weyerhaeuser's weighted average common shares outstanding decreased during the third quarter of 2014 due to retirement of approximately 59 million shares tendered under the exchange offer associated with the divestiture of Weyerhaeuser Real Estate Company. During the third and fourth quarters of 2014, Weyerhaeuser repurchased approximately 6 million common shares. At the end of the fourth quarter the company had approximately 524 million common shares outstanding.

(3) Special items for 2014 include gains on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative. Special Items for 2013 are primarily related to restructuring, impairments and other charges, partially offset by tax adjustments.

(4) Net change in cash and equivalents, and cash and cash equivalents at the end of the period exclude discontinued operations for all time periods presented. Third quarter 2014 includes $707 million related to the divestiture of Weyerhaeuser Real Estate Company.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2014	4Q 2014	Change
Net sales to unaffiliated customers	$364	$359	($5)
Contribution to pre-tax earnings	$136	$143	$7
4Q 2014 Performance - Western fee harvest volumes increased and log realizations improved in domestic and Japanese markets. These improvements were partially offset by weaker demand and pricing for Chinese export logs. In the South, fee harvest volumes increased and realizations improved slightly. Earnings from disposition of non-strategic timberlands decreased by $16 million compared with the third quarter.

1Q 2015 Outlook - Weyerhaeuser expects significantly higher earnings from the Timberlands segment in the first quarter. In the West, the company anticipates improved domestic volumes and realizations, partially offset by lower export log volumes. Western logging and road building costs should decline seasonally. In the South, the company expects lower fee harvest volumes due to seasonally wet weather. The company anticipates higher earnings from the disposition of non-strategic timberlands in the first quarter of 2015 compared to the fourth quarter 2014.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2014	4Q 2014	Change
Net sales to unaffiliated customers	$1,048	$947	($101)
Contribution to pre-tax earnings	$105	$56	($49)
4Q 2014 Performance - Average realizations for lumber and oriented strand board decreased, and sales volumes declined seasonally across all product lines. Per unit manufacturing costs increased due to seasonally lower production volumes.
1Q 2015 Outlook - Weyerhaeuser expects significantly higher earnings from the Wood Products segment in the first quarter. The company expects slightly improved average realizations for lumber and oriented strand board, and higher sales and production volumes across all product lines, partially offset by higher log costs.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	3Q 2014	4Q 2014	Change
Net sales	$503	$482	($21)
Contribution to pre-tax earnings	$59	$87	$28
4Q 2014 Performance - Average pulp price realizations increased, and sales volumes fell slightly. In liquid packaging board, lower realizations and lower shipment volumes as a result of West Coast port slowdowns were offset by lower maintenance costs and higher production rates following completion of an extended outage that occurred primarily in the third quarter.
1Q 2015 Outlook - Weyerhaeuser expects significantly lower earnings from the Cellulose Fibers segment in the first quarter. The company anticipates reduced pulp price realizations, higher maintenance expense, and decreased shipment volumes for liquid packaging board due to continuing West Coast port slowdowns, partially offset by higher liquid packaging board realizations due to mix.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 30 to discuss fourth quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January.
To join the conference call from within North America, dial 877-296-9413 (access code: 28339647) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 28339647). Replays will be available for one week at 855-859-2056 (access code: 28339647) from within North America and at 404-537-3406 (access code: 28339647) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the first quarter of 2015, including with respect to earnings, log realizations and demand, logging and road building costs, harvest volumes and dispositions of non-strategic timberlands in Timberlands, sales and production volumes across Wood Products product lines and realizations in lumber and oriented strand board, maintenance expenses, realizations in pulp and liquid packaging board and the effect of continuing West Coast port slowdowns on shipping volumes in Cellulose Fibers.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and in the Company's other filings with the SEC.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports and disruptions in shipping and transportation also may affect the company.